UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2022  (February 25, 2022)

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1271 Avenue of the Americas
New York, New York 10020

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 770-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $2.50 Per Share	AIG	New York Stock Exchange
5.75% Series A-2 Junior Subordinated Debentures	AIG 67BP	New York Stock Exchange
4.875% Series A-3 Junior Subordinated Debentures	AIG 67EU	New York Stock Exchange
Stock Purchase Rights		New York Stock Exchange
Depositary Shares Each Representing a 1/1,000th Interest in a Share of Series A 5.85% Non-Cumulative Perpetual Preferred Stock	AIG PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On February 25, 2022, SAFG Retirement Services, Inc. (“SAFG”), a subsidiary of American International Group, Inc. (“AIG”) and the holding company for AIG’s Life and Retirement business, entered into an 18-Month Delayed Draw Term Loan Agreement (the “18-Month DDTL Agreement”) among SAFG, as borrower, the lenders party thereto and the administrative agent thereto, and a 3-Year Delayed Draw Term Loan Agreement (the “3-Year DDTL Agreement”, and together with the 18-Month DDTL Agreement, the “Facilities”) among SAFG, as borrower, the lenders party thereto and the administrative agent thereto. AIG has previously announced its intention to separate its Life and Retirement business from AIG.

The 18-Month DDTL Agreement and 3-Year DDTL Agreement provide SAFG with committed delayed draw term loan facilities in the aggregate principal amount of $6 billion and $3 billion, respectively. The ability to borrow under the Facilities is subject to, among other conditions, SAFG’s confirmation to the administrative agent that an initial public offering of SAFG (“IPO”) is expected to be consummated within five business days following such borrowing. Any commitments under the 18-Month DDTL Agreement that remain undrawn will automatically terminate upon the consummation of an IPO. Commitments under the 3-Year DDTL Agreement will remain available for borrowing until December 30, 2022, subject to the terms and conditions thereof. The proceeds of the Facilities may be used for general corporate purposes, including the repayment of the promissory note previously issued by SAFG to AIG in the amount of $8.3 billion, which, as previously disclosed, will be required to be paid to AIG prior to an IPO of SAFG.

Borrowings under each Facility will bear interest at a rate per annum equal to Term SOFR plus an applicable credit spread adjustment plus a margin that varies from 0.750% to 1.250% based on the then applicable credit ratings of SAFG’s senior long-term unsecured debt. Undrawn commitments will accrue commitment fees at a rate that varies from 0.080% to 0.175% based on such credit ratings, commencing 120 days after the date of the Facilities. Loans under the 18-Month DDTL Agreement and 3-Year DDTL Agreement will mature on August 25, 2023, and February 25, 2025, respectively, unless an IPO has not occurred on or prior to December 30, 2022, in which case the loans under both Facilities will mature on such date. Each of the Facilities is subject to mandatory prepayment (or, to the extent undrawn, permanent commitment reductions) to the extent of any net cash proceeds received by SAFG from incurring debt for borrowed money or issuing hybrid securities, in each case, subject to certain exceptions including an exception for up to $500 million of debt or hybrid securities in the aggregate. In addition, if SAFG borrows under either Facility prior to an IPO of SAFG and the IPO does not occur within five business days of such borrowing, SAFG must prepay the outstanding loans, but in such event the Facilities shall remain available for subsequent borrowing.

The Facilities require SAFG to maintain a specified minimum consolidated net worth and subject SAFG to a specified maximum ratio of total consolidated debt to total consolidated capitalization, subject to certain limitations and exceptions. In addition, the Facilities contain certain customary representations and warranties and affirmative and negative covenants, including limitations with respect to the incurrence of certain types of liens and certain fundamental changes. Amounts due under the Facilities may be accelerated upon an “event of default,” as defined in the Facilities, such as failure to pay amounts owed thereunder when due, breach of a covenant, material inaccuracy of a representation, or occurrence of bankruptcy or insolvency, subject in some cases to cure periods.

The foregoing description of the Facilities does not purport to be complete and is qualified in its entirety by the terms and conditions of the Facilities, copies of which will be attached as exhibits to the AIG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC.
(Registrant)
Date: March 2, 2022

	By:	/s/ Ariel R. David
		Name:	Ariel R. David
		Title:	Vice President and Deputy Corporate Secretary